Exhibit 99.1

Natural Health Trends Reports Fourth Quarter and Full Year 2017 Financial Results

•	First sequential quarter increase in net sales since the second quarter of 2016

•	Positive annual sales momentum in Southeast Asia, Europe and Japan

•	Maintained strong annual gross profit and operating income margins

•	Increased quarterly dividend 8% to $0.13 per share

LOS ANGELES – February 14, 2018 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights

•	Total revenue of $46.1 million decreased 26% compared to $62.3 million in the fourth quarter of 2016, and increased 15% compared to $40.1 million in the third quarter of 2017.

◦
Revenue from the Company’s Hong Kong operations, which represented 86% of total revenue, was $39.6 million, a decrease of 29% compared to $56.1 million in the fourth quarter of 2016, and an increase of 13% compared to $35.0 million in the third quarter of 2017.

◦	Revenue outside of Hong Kong of $6.5 million increased 4% compared to $6.2 million in the fourth quarter of 2016, and increased 27% compared to $5.1 million in the third quarter of 2017.

•	Operating income of $8.7 million decreased 57% compared to $20.0 million in the fourth quarter of 2016, and increased 2% compared to $8.5 million in the third quarter of 2017.

•
Income tax provision of $13.3 million included a one-time net charge of $12.5 million, or an impact of $1.11 per diluted share, as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The one-time net charge is due to the repatriation tax on the deemed repatriation of foreign income and the re-measurement of net deferred tax assets.

•
Net loss was $4.5 million, or $0.40 per diluted share, compared to net income of $19.0 million, or $1.70 per diluted share, in the fourth quarter of 2016, and net income of $7.3 million, or $0.65 per diluted share, in the third quarter of 2017. Excluding the estimated impact of the Tax Act, Non-GAAP earnings per diluted share were $0.71 in the fourth quarter of 2017. Non-GAAP earnings per diluted share is defined below and is reconciled to earnings per diluted share in the table entitled “Reconciliation from earnings per diluted share to Non-GAAP earnings per diluted share.”

•	The number of Active Members[1] decreased 4% to 95,670 at December 31, 2017, compared to 99,690 at September 30, 2017, and decreased 20% compared to 118,960 at December 31, 2016.

[1]	Natural Health Trends defines Active Members as those that have placed at least one product order with the Company during the preceding twelve month period.

Full Year 2017 Financial Highlights

•	Total revenue of $197.6 million decreased 31% compared to $287.7 million in 2016.

•	Operating income of $43.1 million decreased 33% compared to $64.1 million in 2016. As a percent of total revenue, operating income was 22%, consistent with 2016.

•
Net income was $23.6 million, or $2.09 per diluted share, compared to $55.1 million, or $4.83 per diluted share, in 2016. Excluding the estimated impact of the Tax Act, Non-GAAP earnings per diluted share were $3.20 for the full year of 2017.

Management Commentary

“While 2017 was a challenging year, we regained momentum in the fourth quarter with the first sequential quarter of sales growth since mid-2016,” commented Chris Sharng, President of Natural Health Trends Corp. “The overall sales decline can be traced to factors beyond our control which hindered our members’ ability to organize meetings and conduct business, including the G20 Summit in late 2016, the 20th Anniversary of Hong Kong’s handover and China’s Communist Party’s 19th National Congress.”
Mr. Sharng further commented, “We believe our ability to increase sales over the prior quarter was a result of the improvements we made to our commission plan, combined with a number of productive incentive trips and training programs held throughout the year. Additionally, we continued to gain traction in international markets such as Europe, Southeast Asia and Japan, which all grew sales over 2016. We have also worked hard to preserve our strong margin profile despite our top-line decline through diligent expense management that aligned our cost structure to current sales levels. As we look ahead to 2018, we believe our targeted training programs and promotions, opportunities for international expansion and new product introductions will translate into improved financial performance in the quarters to come.”

Balance Sheet and Cash Flow

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Net cash provided by operating activities was $11.3 million, compared to $16.9 million in the fourth quarter of 2016. For the full year of 2017, net cash provided by operating activities was $26.6 million, compared to $53.2 million in 2016.

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On February 6, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.13, which represents an 8% increase over the prior quarter dividend. The dividend will be payable on March 9, 2018 to stockholders of record as of February 27, 2018.

The Company expects to issue its 2017 audited financial results in March with its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission. The financial results are preliminary and the accompanying financial statements have not been audited or have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s 2017 audited financial results.

Use of Non-GAAP Financial Measure

The Company included in this release a non-GAAP financial measure, “Non-GAAP earnings per diluted share,” which is derived by excluding the one-time net charge resulting from the Tax Act from the most directly comparable GAAP financial measure of “earnings per diluted share” for both the quarter and year ended December 31, 2017.

Management’s exclusion of the one-time net charge in calculating Non-GAAP earnings per diluted share is intended to facilitate a more useful period-to-period comparison of the Company’s financial results and to provide additional information about the incremental impact of the Tax Act, namely the repatriation tax on the deemed repatriation of foreign income and the re-measurement of net deferred tax assets to which the Company was subject in the fourth quarter and year ended December 31, 2017. This non-GAAP financial measure is supplemental and should not be considered in isolation or as a substitute for the corresponding financial measure prepared in accordance with GAAP.

The Company’s financial statements provided with this release include a reconciliation of Non-GAAP earnings per diluted share to earnings per diluted share.

Fourth Quarter and Full Year 2017 Financial Results Conference Call

Management will host a conference call to discuss the fourth quarter and full year 2017 financial results today, Wednesday, February 14, 2018 at 11:30 a.m. Eastern Time. The conference call details are as follows:

Date:	Wednesday, February 14, 2018
Time:	11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13675025
Webcast:	http://public.viavid.com/index.php?id=127769
For those unable to participate during the live broadcast, a replay of the call will also be available from 2:30 p.m. Eastern Time on February 14, 2018 through 11:59 p.m. Eastern Time on February 28, 2018 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13675025.

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 10, 2017 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investor Contact:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$135,311	$125,921
Inventories	8,398	11,257
Other current assets	7,534	4,066
Total current assets	151,243	141,244
Property and equipment, net	1,149	1,388
Goodwill	1,764	1,764
Restricted cash	3,167	2,963
Deferred tax asset	1,435	—
Other assets	796	692
Total assets	$159,554	$148,051
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,751	$2,145
Income taxes payable	309	663
Accrued commissions	11,170	13,611
Other accrued expenses	7,605	14,989
Deferred revenue	4,455	4,948
Amounts held in eWallets	15,152	19,165
Other current liabilities	1,479	1,633
Total current liabilities	41,921	57,154
Income taxes payable	19,052	—
Deferred tax liability	56	268
Long-term incentive	7,904	8,190
Total liabilities	68,933	65,612
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	86,683	86,574
Retained earnings	44,908	38,548
Accumulated other comprehensive loss	(413)	(807)
Treasury stock, at cost	(40,570)	(41,889)
Total stockholders’ equity	90,621	82,439
Total liabilities and stockholders’ equity	$159,554	$148,051

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net sales	$46,092	$62,312	$197,563	$287,728
Cost of sales	9,424	11,937	38,645	54,903
Gross profit	36,668	50,375	158,918	232,825
Operating expenses:
Commissions expense	19,796	21,503	83,638	125,050
Selling, general and administrative expenses	8,064	8,740	31,685	43,245
Depreciation and amortization	122	118	536	394
Total operating expenses	27,982	30,361	115,859	168,689
Income from operations	8,686	20,014	43,059	64,136
Other income (expense), net	143	(99)	367	(59)
Income before income taxes	8,829	19,915	43,426	64,077
Income tax provision	13,317	867	19,848	8,991
Net income (loss)	$(4,488)	$19,048	$23,578	$55,086
Net income (loss) per common share:
Basic	$(0.40)	$1.70	$2.10	$4.84
Diluted	$(0.40)	$1.70	$2.09	$4.83
Weighted-average number of common shares outstanding:
Basic	11,272	11,219	11,251	11,382
Diluted	11,272	11,234	11,267	11,407
Cash dividends declared per common share	$0.27	$0.43	$1.52	$0.61

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2017	2016
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,578	$55,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	536	394
Stock-based compensation	35	104
Cumulative translation adjustment realized in net income	(258)	132
Deferred income taxes	(1,644)	217
Changes in assets and liabilities:
Inventories	2,843	(851)
Other current assets	(3,399)	(1,681)
Other assets	(61)	(90)
Accounts payable	(392)	(714)
Income taxes payable	18,676	303
Accrued commissions	(2,417)	(6,031)
Other accrued expenses	(6,033)	51
Deferred revenue	(481)	947
Amounts held in eWallets	(3,875)	2,752
Other current liabilities	(179)	135
Long-term incentive	(324)	2,420
Net cash provided by operating activities	26,605	53,174
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(278)	(905)
Net cash used in investing activities	(278)	(905)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	—	(23,704)
Dividends paid	(17,218)	(6,891)
Net cash used in financing activities	(17,218)	(30,595)
Effect of exchange rates on cash and cash equivalents	281	(667)
Net increase in cash and cash equivalents	9,390	21,007
CASH AND CASH EQUIVALENTS, beginning of period	125,921	104,914
CASH AND CASH EQUIVALENTS, end of period	$135,311	$125,921
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$6,772	$8,791
Issuance of treasury stock for employee awards, net	1,393	1,741

NATURAL HEALTH TRENDS CORP.
RECONCILIATION FROM EARNINGS PER DILUTED SHARE TO NON-GAAP EARNINGS PER DILUTED SHARE

	Three Months Ended December 31, 2017	Year Ended December 31, 2017

	(Unaudited)
Net income (loss) per diluted share	$(0.40)	$2.09
Exclude Tax Act one-time net charge per share	1.11	1.11
Non-GAAP earnings per diluted share	$0.71	$3.20